Exhibit 99

FOR IMMEDIATE RELEASE
---------------------
Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Julie.DiBene@Micrel.com

           Micrel, Inc. Announces Nomination of Dr. David J. Conrath
                       for Election to Board of Directors

   San Jose, Calif., March 24, 2004 - Micrel Inc., (NASDAQ: MCRL), today announced the nomination of Dr. David W. Conrath to stand for election to Micrel's Board of Directors at the upcoming Annual Meeting of Shareholders on May 26, 2005. Dr. Conrath will replace Mr. Larry L. Hansen, who has stated his intention to retire as a regular member of the Board following the Annual Meeting.

Dr. Conrath is presently the Dean of the College of Business at San Jose State University. He has held permanent positions at the Wharton School, University of Pennsylvania and the Faculty of Engineering at the University of Waterloo (Canada). Immediately prior to joining San Jose State, Dr. Conrath was Professor of Management Science/Information Systems and Dean of the Michael G. DeGroote School of Business, McMaster University, Canada. He has worked for many years in the area of information systems, consulting with a number of governments and Fortune 500 companies, and has also served on the Board of Directors of three privately held telecommunication companies.

Dr. Conrath received his B.A. from Stanford University, and his M.A. in economics and Ph.D. in business administration from the University of California, Berkeley. He also obtained a M.Sc. from Carnegie-Mellon University.

As one of Micrel's independent directors, Dr. Conrath will serve on the Audit, Nominating/Corporate Governance and Compensation committees of the Board.
"Dr. Conrath's wealth of academic and business experience will provide Micrel's board with a fresh perspective and will be of great benefit in helping the Company to maintain a high standard of corporate governance," said Ray Zinn, President, CEO, Co-Founder and Chairman of the Board.

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Micrel, Inc. Nominates Dr. David Conrath                             Page 2
for Board of Directors

About Micrel

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.
In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.


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